UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 8, 2014

PBF LOGISTICS LP

(Exact name of registrant as specified in its charter)

Delaware	001-36446	35-2470286
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Sylvan Way, Second Floor Parsippany, New Jersey 07054
(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (973) 455-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Underwriting Agreement

On May 8, 2014, PBF Logistics LP (the “Partnership”) entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, PBF Logistics GP LLC (the “General Partner”), PBF Energy Inc. (“PBF Energy”), PBF Energy Company LLC (“PBF LLC”) and PBF Holding Company LLC (“PBF Holding”), and Barclays Capital Inc. (“Barclays”) and UBS Securities LLC (“UBS”) as representatives of the several underwriters named therein (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and purchase by the Underwriters, of 13,750,000 common units representing limited partner interests in the Partnership (“Common Units”) at a price to the public of $23.00 per Common Unit. Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters an option for a period of 30 days to purchase up to an additional 2,062,500 Common Units (“Option Units”) on the same terms. On May 12, 2014 the Underwriters exercised in full their option to purchase the Option Units.

The material terms of the Offering are described in the prospectus dated May 8, 2014 (the “Prospectus”), filed by the Partnership with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-195024).

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions. Furthermore, the Partnership, the General Partner, PBF Energy and the officers and directors of the General Partner have agreed not to offer or sell any Common Units (or securities convertible into or exchangeable for Common Units), subject to customary exceptions, for a period of 180 days after the date of the Underwriting Agreement without the prior written consent of Barclays and UBS.

The Offering closed on May 14, 2014. The Partnership received proceeds (after deducting underwriting discounts and structuring fees but before estimated offering expenses) from the Offering of approximately $341.0 million. As described in the Prospectus, the Partnership will use the net proceeds from the Offering (i) to distribute approximately $30.0 million to PBF LLC to reimburse it for certain capital expenditures incurred prior to the closing of the Offering with respect to assets contributed to the Partnership; (ii) to pay debt issuance costs of approximately $2.3 million related to the Partnership’s Revolving Credit Facility (as defined below) and Term Loan (as defined below); (iii) to purchase $298.7 million in U.S. Treasury or other investment grade securities which will be used to fund anticipated capital expenditures; and (iv) to retain approximately $5.0 million for general partnership purposes. The Partnership will also borrow $298.7 million under the Term Loan and distribute the proceeds of such borrowings to PBF LLC.

As more fully described under the caption “Underwriting” in the Prospectus, the Underwriters and their affiliates have in the past engaged, currently engage and may in the future engage, in transactions with and perform services for, including commercial banking, financial advisory and investment banking services, the Partnership and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses. From time to time, certain of the underwriters and/or their respective affiliates may provide investment banking services to the Partnership. Wells Fargo Bank, National Association, an affiliate of one of the Underwriters, is the administrative agent under the Partnership’s Revolving Credit Facility and the Partnership’s Term Loan, and as such, will receive fees in connection with such roles. Affiliates of certain of the Underwriters will act as lenders under, and as consideration therefor, will receive customary fees in connection with the Partnership’s Revolving Credit Facility and Term Loan. Certain of the Underwriters acted as one of the Underwriters in connection with PBF Energy’s initial public offering, and received fees as a result. Affiliates of certain of the Underwriters acted as initial purchasers, and received fees in connection with the $675.5 million aggregate principal amount of 8.25% Senior Secured Notes due 2020 issued by PBF Holding.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Contribution, Conveyance and Assumption Agreement

The description of the Contribution Agreement (as defined below) provided below under Item 2.01 is incorporated in this Item 1.01 by reference. A copy of the Contribution Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Omnibus Agreement

On May 14, 2014, in connection with the closing of the Offering, the Partnership entered into an Omnibus Agreement (the “Omnibus Agreement”) by and among the Partnership, the General Partner, PBF LLC and PBF Holding.

As more fully described in the Prospectus, the Omnibus Agreement addresses the following matters:

•	the Partnership’s obligation to pay PBF LLC an administrative fee, initially in the amount of $2.3 million per year, for the provision by PBF LLC of centralized corporate services (which fee is in addition to certain expenses of the General Partner and its affiliates that are reimbursed under the Partnership Agreement (as defined below));

•	the Partnership’s agreement to reimburse PBF LLC for all other direct or allocated costs and expenses incurred by PBF LLC on the Partnership’s behalf;

•	PBF LLC’s agreement not to compete with the Partnership under certain circumstances;

•	the Partnership’s right of first offer to acquire the right of first offer assets, including certain logistics assets that PBF LLC or its subsidiaries may construct or acquire in the future;

•	a license to use the PBF Logistics trademark and name; and

•	PBF Holding’s agreement to reimburse the Partnership for certain expenditures related to the Partnership’s initial assets for a period of five years after the closing of the Offering.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Omnibus Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Operation and Management Services and Secondment Agreement

On May 14, 2014, in connection with the closing of the Offering, the Partnership, the General Partner and Delaware City Terminaling Company LLC (“Delaware City Terminaling”), a subsidiary of the Partnership, entered into an operation and management services and secondment agreement (the “Services Agreement”) with PBF Holding and certain of its subsidiaries, pursuant to which PBF Holding and its subsidiaries will provide to the Partnership and its subsidiary the personnel necessary for the Partnership to perform its obligations under its commercial agreements. The Partnership will reimburse PBF Holding for the use of such employees and the provision of certain infrastructure-related services to the extent applicable to the Partnership’s operations, including storm water discharge and waste water treatment, steam, potable water, access to certain roads and grounds, sanitary sewer access, electrical power, emergency response, filter press, fuel gas, API solids treatment, fire water and compressed air. In addition, the Partnership will pay an annual fee of $490,000 to PBF Holding for the provision of such services pursuant to the Services Agreement. The Services Agreement will terminate upon the termination of the Omnibus Agreement, provided that the Partnership may terminate any service on 30 days’ notice.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Services Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Credit Facilities

On May 14, 2014, in connection with the closing of the Offering, the Partnership entered into agreements for a five-year, $275.0 million senior secured revolving credit facility (the “Revolving Credit Facility”) and a three-year, $300.0 million term loan facility (the “Term Loan”), each with Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders.

The Revolving Credit Facility will be available to fund working capital, acquisitions, distributions and capital expenditures and for other general partnership purposes. The Partnership will also have the ability to increase the maximum amount of the Revolving Credit Facility by an aggregate amount of up to $325.0 million, to a total facility size of $600.0 million, subject to receiving increased commitments from lenders or other financial institutions and satisfaction of certain conditions. The Revolving Credit Facility includes a $25.0 million sublimit for standby letters of credit and a $25.0 million sublimit for swingline loans. Obligations under the Revolving Credit Facility and certain cash management and hedging obligations designated by the Partnership will be guaranteed by its restricted subsidiaries, and will be secured by a first priority lien on the Partnership’s assets (including the Partnership’s equity interests in Delaware City Terminaling) and those of the Partnership’s restricted subsidiaries other than excluded assets and a guaranty of collection from PBF LLC. The maturity date of the Revolving Credit Facility may be extended for one year on up to two occasions, subject to certain customary terms and conditions. Borrowings under the Revolving Credit Facility will bear interest either at Base Rate (as defined in the Revolving Credit Facility) plus an applicable margin ranging from 0.75% to 1.75%, or at LIBOR plus an applicable margin ranging from 1.75% to 2.75%. The applicable margin will vary based upon the Partnership’s Consolidated Total Leverage Ratio, as defined in the Revolving Credit Facility.

The Term Loan will be used to fund distributions to PBF LLC and the Term Loan will be guaranteed by a guaranty of collection from PBF LLC and secured at all times by cash, U.S. Treasury or other investment grade securities in an amount equal to or greater than the outstanding principal amount of the Term Loan. Borrowings under the Term Loan will bear interest either at Base Rate (as defined in the Term Loan), or at LIBOR plus an applicable margin equal to 0.25%.

The Revolving Credit Facility contains affirmative and negative covenants customary for revolving credit facilities of this nature that, among other things, limit or restrict the Partnership’s ability and the ability of its restricted subsidiaries to incur or guarantee debt, incur liens, make investments, make restricted payments, amend material contracts, engage in business activities, engage in mergers, consolidations and other organizational changes, sell, transfer or otherwise dispose of assets or enter into burdensome agreements or enter into transactions with affiliates on terms that are not arm’s length. The Term Loan contains affirmative and negative covenants customary for term loans of this nature that, among other things, limit the Partnership’s use of the proceeds and restrict the Partnership’s ability to incur liens and enter into burdensome agreements.

Additionally, the Partnership will be required to maintain the following financial ratios, each tested on a quarterly basis for the immediately preceding four quarter period then ended (or such shorter period as shall apply, the “Measurement Period”): (a) until such time as the Partnership obtains an investment grade credit rating, Consolidated Interest Coverage Ratio (as defined in the Revolving Credit Facility) of at least 2.50 to 1.00, (b) Consolidated Total Leverage Ratio of not greater than 4.00 to 1.00 (or 4.50 to 1.00 at any time after (i) the Partnership has issued at least $100 million of unsecured notes or (ii) without prejudice to clause (i), upon the consummation of a material permitted acquisition (as defined in the Revolving Credit Facility) and for two-hundred seventy days immediately thereafter (an “Increase Period”), if elected by the Partnership by written notice to the administrative agent given on or prior to the date of such acquisition, the maximum permitted ratio shall be increased by 0.50 to 1.00 above the otherwise relevant level (the “Step-Up”); provided that Increase Periods may not be successive unless the ratio has been complied with for at least one Measurement Period ending after such Increase Period (i.e., without giving effect to the Step-Up)) and (c) after the Partnership has issued at least $100 million of unsecured notes, Consolidated Senior Secured Leverage Ratio (as defined in the Revolving Credit Facility) of not greater than 3.50 to 1.00. The Revolving Credit Facility generally prohibits the Partnership from making cash distributions (subject to certain exceptions) except so long as no default or event of default exists or would be caused thereby, and only to the extent permitted by the Partnership Agreement (as defined below), the Partnership may make cash distributions to unitholders up to the amount of the Partnership’s Available Cash (as defined in the Partnership Agreement).

The agreements contain events of default customary for transactions of their nature, including, but not limited to (and subject to grace periods in certain circumstances), the failure to pay any principal, interest or fees when due, failure to perform or observe any covenant contained in the Revolving Credit Facility or related documentation, any representation or warranty made in the agreements or related documentation being untrue in any material respect when made, default under certain material debt agreements, commencement of bankruptcy or other insolvency proceedings, certain changes in the Partnership’s ownership or the ownership or board composition of the General Partner and material judgments or orders. Upon the occurrence and during the continuation of an event of default under the agreements, the lenders may, among other things, terminate their commitments, declare any outstanding loans to be immediately due and payable and/or exercise remedies against the Partnership and the collateral as may be available to the lenders under the agreements and related documentation or applicable law.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Term Loan and the Revolving Credit Facility, which are filed as Exhibits 10.4 and 10.5, respectively, to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Delaware City Rail Terminaling Services Agreement

On May 14, 2014, in connection with the closing of the Offering, PBF Holding and Delaware City Terminaling entered into a rail terminaling services agreement (the “Delaware City Rail Terminaling Services Agreement”) under which the Partnership, through Delaware City Terminaling, will provide rail terminaling services to PBF Holding. Under the Delaware City Rail Terminaling Services Agreement, PBF Holding will be obligated to throughput aggregate volumes on the Partnership’s double-loop rail track as follows:

The minimum throughput commitment will be 75,000 barrels per day (“bpd”) through September 30, 2014 and 85,000 bpd for each subsequent quarter (in each case, calculated on a quarterly average basis) of light crude oil shipped on the light crude oil rail unloading terminal at the Delaware City refinery (the “Delaware City Rail Terminal”) for a fee equal to $2.00 per barrel for all volumes of light crude oil throughput up to the minimum throughput commitment and $0.50 per barrel for all volumes of light crude oil throughput in excess of the minimum throughput commitment, in any contract quarter.

The Partnership is required to maintain the capabilities of its Delaware City Rail Terminal such that PBF Holding may throughput at least 75,000 bpd through September 30, 2014 and 85,000 bpd for each subsequent quarter (in each case, calculated on a quarterly average basis) of light crude oil on the double-loop rail track. To the extent that (i) PBF Holding is prevented from throughputting at least such volumes on the Delaware City Rail Terminal (on a quarterly average basis) for more than seven days per quarter as a result of the Partnership’s failure to maintain capacities, then PBF Holding’s aggregate throughput commitments for the double-loop rail track will be reduced proportionately to the extent of the difference between such aggregate minimum throughput capacity and the actual available aggregate throughput capacity, prorated for the portion of the quarter during which throughput capacity was unavailable.

The foregoing description is qualified in its entirety by reference into the full text of the Delaware City Rail Terminaling Services Agreement, which is filed as Exhibit 10.6 to this Current Report on Form 8-K and incorporated to this Item 1.01 by reference.

Toledo Truck Unloading & Teminaling Services Agreement

On May 14, 2014, in connection with the closing of the Offering, PBF Holding and the Partnership entered into a truck unloading and terminaling agreement (the “Toledo Truck Unloading & Terminaling Agreement”) under which the Partnership will provide truck unloading services to PBF Energy’s Toledo refinery. Under the Toledo Truck Unloading & Terminaling Agreement, PBF LLC will be obligated to throughput aggregate volumes at the Partnership’s crude oil truck unloading terminal at the Toledo refinery (the “Toledo Truck Terminal”) as follows:

The minimum throughput commitment will be 4,000 bpd (on a quarterly average basis) of crude oil throughput at the Toledo Truck Terminal for a fee equal to $1.00 per barrel for all volumes of crude oil throughput up to the minimum throughput commitment and $1.00 per barrel for all volumes of crude oil throughput in excess of the minimum throughput commitment (in any contract quarter).

The Partnership is required to maintain the capabilities of its Toledo Truck Terminal such that PBF LLC may throughput at least 4,000 bpd on a quarterly average basis of crude oil on the Toledo Truck Terminal. To the extent that PBF LLC is prevented from throughputting at least such volumes on the Toledo Truck Terminal, on a quarterly average basis, for more than seven days per quarter as a result of the Partnership’s failure to maintain capacities, then PBF LLC’s aggregate throughput commitments for the Toledo Truck Terminal will be reduced proportionately to the extent of the difference between such aggregate minimum throughput capacity and the actual available aggregate throughput capacity, prorated for the portion of the quarter during which throughput capacity was unavailable.

The foregoing description is qualified in its entirety by reference into the full text of the Toledo Truck Unloading & Terminaling Agreement, which is filed as Exhibit 10.7 to this Current Report on Form 8-K and incorporated to this Item 1.01 by reference.

Relationships

As more fully described in the section “Certain Relationships and Related Party Transactions” of the Prospectus, which is incorporated herein by reference, PBF Energy owns 74,053 Common Units and 15,886,553 subordinated units representing an aggregate 50.2% limited partner interest in the Partnership after taking into account the purchase of the Option Units by the Underwriters. PBF Energy also directly owns all of the incentive distribution rights in the Partnership and indirectly owns a non-economic general partner interest in the Partnership through the General Partner, a wholly-owned subsidiary of PBF LLC.

Long-Term Incentive Plan

In connection with the Offering, the board of directors of the General Partner adopted the PBF Logistics LP 2014 Long-Term Incentive Plan (the “LTIP”) for officers, directors and employees of the General Partner or its affiliates, and any consultants, affiliates of the General Partner or other individuals who perform services for the Partnership. The LTIP provides for grants of restricted units, unit appreciation rights, unit options, phantom units, unit awards, substitute awards, other unit-based awards, cash awards, performance awards and distribution equivalent rights. The LTIP will be administered by the board of directors of the General Partner or a committee thereof. The maximum aggregate number of Common Units that may be issued pursuant to any and all awards under the LTIP shall not exceed 1,588,655 Common Units.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the LTIP, which is filed as Exhibit 10.8 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Indemnification Agreements

On May 8, 2014, the Partnership and the General Partner entered into indemnification agreements with each of the executive officers and directors of the General Partner. The form of Indemnification Agreement is attached as Exhibit 10.9 to this Current Report on Form 8-K and incorporated to this Item 1.01 by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Contribution and Conveyance Agreement

On May 8, 2014, the Partnership, the General Partner, PBF Energy, PBF LLC, PBF Holding, Delaware City Refining, Delaware City Terminaling and Toledo Refining Company LLC (“Toledo Refining”) entered into the Contribution and Conveyance Agreement (the “Contribution Agreement”). On May 14, 2014, in connection with the closing of the Offering, the following transactions occurred pursuant to the Contribution Agreement:

•	Delaware City Refining distributed all of the interests in Delaware City Terminaling and Toledo Refining distributed the Toledo Truck Terminal, in each case, to PBF Holding.

•	PBF Holding contributed (i) all of the interests in Delaware City Terminaling and (ii) the Toledo Truck Terminal to the Partnership in exchange for (a) 74,053 Common Units and 15,886,553 subordinated units representing an aggregate 50.2% limited partner interest in the Partnership, (b) all of the Partnership’s incentive distribution rights, (c) the right to receive a distribution of $30.0 million from the Partnership as reimbursement for certain preformation capital expenditures attributable to the contributed assets, (d) the right to receive a distribution of $298.7 million and in connection with the foregoing, the Partnership will redeem PBF Holding’s initial partner interests in the Partnership for $1,000.

•	PBF Holding distributed to PBF LLC (i) its interest in the General Partner, (ii) the Common Units, subordinated units and incentive distribution rights, (iii) the right to receive a distribution of $30.0 million as reimbursement for certain preformation capital expenditures, and (iv) the right to receive a distribution of $298.7 million.

The foregoing description is qualified in its entirety by reference to the full text of the Contribution Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 2.01 by reference.

Item	2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Revolving Credit Facility and Term Loan provided above under Item 1.01 is incorporated in this Item 2.03 by reference.

Item	3.02. Unregistered Sales of Equity Securities.

The description in Item 2.01 above of the issuances of securities on May 14, 2014 in connection with the consummation of the transactions contemplated by the Contribution Agreement is incorporated herein by reference. The foregoing transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act by Section 4(2) thereof. The Partnership believes that exemptions other than the foregoing exemption may exist for these transactions.

Each subordinated unit issued pursuant to the Contribution Agreement will convert into one Common Unit at the end of the subordination period (as set forth in the Partnership Agreement and described in the Prospectus). The description of the subordination period contained in the section of the Prospectus entitled “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period” is incorporated herein by reference.

Item	5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2014, in connection with the effectiveness of the Partnership’s Registration Statement, Bruce A. Jones, George E. Ogden and David Roush became members of the board of directors of the General Partner. Each of these directors received an initial award grant with a value equal to $50,000 under the LTIP, in the form of 2,174 phantom units with distribution equivalent rights, which will vest in equal annual installments over a four-year period. Messrs. Jones, Ogden, and Roush will serve as the initial members of the audit and conflicts committee of the board of directors of the General Partner, and Mr. Roush will serve as the chairman of each of these committees.

Long-Term Incentive Plan

The description of the LTIP provided above under Item 1.01 is incorporated in this Item 5.02 by reference.

Item	5.03. Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Amended and Restated Agreement of Limited Partnership of PBF Logistics LP

On May 14, 2014, in connection with the closing of the Offering, the Partnership amended and restated its Limited Partnership Agreement (as amended, the “Partnership Agreement”). A description of the Partnership Agreement is contained in the section of the Prospectus entitled “The Partnership Agreement” and is incorporated herein by reference.

The foregoing description and the description contained in the Prospectus are not complete and are qualified in their entirety by reference to the full text of the Partnership Agreement, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated in this Item 5.03 by reference.

Amended and Restated Limited Liability Company Agreement of PBF Logistics GP LLC

On May 14, 2014, in connection with the closing of the Offering, the General Partner amended and restated its Limited Liability Company Agreement (as amended, the “LLC Agreement”). The LLC Agreement, among other things, outlines the rights of the sole member and management by the board of directors of the Partnership’s business.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the LLC Agreement, which is filed as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated in this Item 5.03 by reference.

Item 7.01	Regulation FD Disclosure.

On May 8, 2014, the Partnership issued a press release announcing the pricing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

On May 14, 2014, the Partnership issued a press release announcing the closing of the Offering. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K.

The information contained in this Item 7.01 of this Current Report on Form 8-K (including the related exhibits) is being furnished, not filed, pursuant to Regulation FD. Accordingly, the information in Item 7.01 and the related exhibits in Item 9.01 of this report will not be incorporated by reference into any registration statement filed by the Partnership under the Securities Act, unless specifically identified therein as being incorporated therein by reference. The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by the Partnership that the information in this report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Partnership or any of its affiliates.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits.

Number	Description
1.1	Underwriting Agreement, dated as of May 8, 2014.
3.1	Amended and Restated Agreement of Limited Partnership of PBF Logistics LP, dated May 14, 2014.
3.2	Amended and Restated Limited Liability Company Agreement of PBF Logistics GP LLC, dated May 14, 2014.
10.1	Contribution, Conveyance and Assumption Agreement, dated as of May 8, 2014.
10.2	Omnibus Agreement, dated as of May 14, 2014.
10.3	Operation and Management Services and Secondment Agreement, dated as of May 14, 2014.
10.4	Term Loan and Security Agreement, dated as of May 14, 2014.
10.5	Revolving Credit Agreement, dated as of May 14, 2014.
10.6	Delaware City Rail Terminaling Services Agreement, dated as of May 14, 2014.
10.7	Toledo Truck Unloading & Terminaling Agreement, dated as of May 14, 2014.
10.8	PBF Logistics LP 2014 Long-Term Incentive Plan.
10.9	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.11 to the Registrant’s Form S-1 Registration Statement (File No. 333-195024), filed on April 22, 2014).
99.1	Press Release dated May 8, 2014.
99.2	Press Release dated May 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PBF Logistics LP
	By:	PBF Logistics GP LLC,
its general partner

Date: May 14, 2014	By:	/s/ Jeffrey Dill
Name: Jeffrey Dill
Title: Authorized Officer

INDEX TO EXHIBITS

Number	Description
1.1	Underwriting Agreement, dated as of May 8, 2014.
3.1	Amended and Restated Agreement of Limited Partnership of PBF Logistics LP, dated May 14, 2014.
3.2	Amended and Restated Limited Liability Company Agreement of PBF Logistics GP LLC, dated May 14, 2014.
10.1	Contribution, Conveyance and Assumption Agreement, dated as of May 8, 2014.
10.2	Omnibus Agreement, dated as of May 14, 2014.
10.3	Operation and Management Services and Secondment Agreement, dated as of May 14, 2014.
10.4	Term Loan and Security Agreement, dated as of May 14, 2014.
10.5	Revolving Credit Agreement, dated as of May 14, 2014.
10.6	Delaware City Rail Terminaling Services Agreement, dated as of May 14, 2014.
10.7	Toledo Truck Unloading & Terminaling Agreement, dated as of May 14, 2014.
10.8	PBF Logistics LP 2014 Long-Term Incentive Plan.
10.9	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.11 to the Registrant’s Form S-1 Registration Statement (File No. 333-195024), filed on April 22, 2014).
99.1	Press Release dated May 8, 2014.
99.2	Press Release dated May 14, 2014.